Exhibit 10.26-4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (“Amended Agreement”) is made and entered into as of this 16th day of July, 2003, by and between BANK OF HAMPTON ROADS, INC., a banking corporation organized under the laws of the Commonwealth of Virginia (the “Bank”) and DONALD W. FULTON, JR. (the “Executive”).

RECITALS:

WHEREAS, the Bank and the Executive entered into an Employment Agreement (the “Agreement”) dated the 16th day of July, 2003; and

WHEREAS, that Agreement provided for compensation and benefits arrangements in the event the Executive resigns for good reason following a Change of Control; and

WHEREAS, the Board of Directors has decided that a Gross-Up Payment shall also be paid to or for the benefit of the Executive in the event the Executive resigns as a result of such Change of Control and in the event payment of said compensation and benefits are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code; and

WHEREAS, the Board also desires that the Bank absorb and pay all costs and expenses incurred by the Executive in defending any provision to the Employment Agreement and Amendments thereto;

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party to this Amended Agreement, the Bank and the Executive hereby agree as follows:

Section 4999 Gross-Up Payment

Gross -Up Payment. In the event it shall be determined that any payments and benefits called for under the Agreement and any Amendments thereto, together with any other payments and benefits (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Amended Agreement (a “Payment”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, or any successor statute (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(a) Gross -Up Determination. Subject to the provision of Section (b) herein, all determinations required to be made under this Amended Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other independent certified accounting firm (the “Accounting Firm”) selected by mutual consent of the Bank and the Executive, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Bank. The calculations under this Amended Agreement will be made in a manner consistent with the requirements of Code Sections 280G and 4999 and any applicable related regulations and any related Internal Revenue Service rulings. All fees and expenses of the Accounting Firm for such determination shall be borne solely by the Bank. Any determination by the Accounting Firm shall be binding upon the Bank and the Executive.

Any Gross-Up Payment, as determined pursuant to this Amended Agreement shall be paid by the Bank to the Executive within five days of the receipt of determination by the Accounting Firm that such payment is due. If it is determined that no Excise Tax is payable to the Executive, it shall so indicate to the Executive in writing.

(b) Notification to Bank. The Executive shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment. Such notice shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and said notice shall advise the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

If the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1)	give the Bank any information reasonably requested by the Bank relating to such claim,

(2)	take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonable selected by the Bank,

(iii)	cooperate with the Bank in good faith in order to effectively contest such claim, and

(iv)	permit the Bank to participate in any proceedings relating to such claim;

provided, however, that the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest of a claim for payment of the Excise Taxes and the Bank shall indemnify and hold the Executive harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Amended Agreement, the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs the Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax-basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) Underpayment of Gross-Up Payment. In the event there is an underpayment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination the Accounting Firm, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such underpayment that has occurred and such amount will be promptly paid by the Bank to or for the benefit of the Executive.

(d) Refund of Gross-Up Payment. If, after the receipt by the Executive of an amount advanced by the Bank pursuant to this Amended Agreement, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Bank’s complying with the requirements of Section (b) above), promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Bank pursuant to Section (b) above; a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Bank does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Litigation Expenses

(a) The Bank agrees to pay promptly as incurred, to the full extent permitted by law, all the legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Executive acted in bad faith in initiating the contest) by the Bank, the Executive or others of the validity or enforceability of, or liability under, any provision of the Employment Agreement or Amendments thereto, or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to the Agreement or its Amendments), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by the Bank and the Executive in accordance with rules set forth by the American Arbitration Association.

(2) If there is any dispute between the Bank and the Executive in the event of any termination of the Executive’s employment by the Bank or by the Executive, then unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that the Executive is not entitled to benefits under the Employment Agreement and Amendments thereto, the Bank will pay all amounts, and provide all benefits to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Bank would be required to pay or provide pursuant to the Employment Agreement and its Amendments. The Bank will not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which may be unsecured) by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

Except as modified above, the parties ratify and reaffirm the Agreement.

WITNESS the following signatures and seals as of the day and year first written above.

BANK OF HAMPTON ROADS, INC.

BY:	/s/ Emil A. Viola (SEAL)
Emil A. Viola, Chairman of the Board

/s/ Donald W. Fulton (SEAL)
Donald W. Fulton, Jr., Executive

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